EXHIBIT 99

FOR IMMEDIATE RELEASE	Contact: Donald J. Radkoski (614) 492-4901
Nov. 13, 2006	or Tammy Roberts Myers (614) 492-4954
BOB EVANS FARMS ANNOUNCES SECOND QUARTER FINANCIAL RESULTS
COLUMBUS, Ohio — Bob Evans Farms, Inc. (Nasdaq: BOBE) today announced financial results for the fiscal second quarter and six months ended Oct. 27, 2006.
     Total net sales for the second quarter were $412.7 million, a 5 percent increase from $392.4 million in last year’s second quarter. Net income was $13.5 million, or $0.37 per share, up slightly from $13.2 million, or $0.37 per share, a year ago. Results for the latest period include a pre-tax gain of $0.4 million, or $0.01 per share, on the sale of restaurant assets. In last year’s second quarter, a pre-tax gain of $3.7 million on the sale of assets increased earnings per share by $0.07. Excluding gains on the sale of assets, earnings per share were $0.36 this year versus $0.30 a year ago, a 20 percent increase.
     For the first six months of fiscal 2007, total net sales were $816.1 million, a 4 percent increase from last year’s first half. Net income for the six-month period was $26.6 million, or $0.73 per share, compared with $20.3 million, or $0.57 per share, for the corresponding period last year. Excluding the gains on asset sales, earnings per share for the first six months this year were $0.67 compared to $0.50 a year ago, a 34 percent increase.

	Fiscal	Fiscal		Fiscal '07	Fiscal '06
	'07 Q2*	'06 Q2	Increase	to date*	to date	Increase
Earnings per share (reported)	$0.37	$0.37		$0.73	$0.57
Special items — gains on asset sales	$0.01	$0.07		$0.06	$0.07
Earnings per share excluding special items	$0.36	$0.30	20%	$0.67	$0.50	34%

*Earnings per share this year were also negatively impacted by stock option and performance-incentive expenses of approximately $0.02 per share in the second quarter and $0.07 for the first six months.
     At Bob Evans Restaurants, same-store sales for the quarter increased 1.3 percent from a year ago, with average menu prices up 2.6 percent. At Mimi’s Café, same-store sales for the quarter rose 2.0 percent, with average menu prices up 2.6 percent. The restaurant segment’s total sales for the quarter increased 4 percent, and operating income was also up 4 percent from a year ago. Excluding the gains on the sale of assets from both periods, however, the segment’s operating income increased 28 percent.
     Chairman of the Board and Chief Executive Officer Steve Davis said, “We are encouraged by the restaurant segment’s solid performance in the face of a continued challenging industry environment during our second fiscal quarter. Bob Evans Restaurants’ same-store sales increases of 5 percent in September and 3 percent for October were our strongest in some time, driven by heavy media advertising and excellent consumer acceptance of our new Knife & Fork Sandwiches. We recently rolled out two new homestyle pasta dishes — Italian Sausage & Pepper and Chicken Parmesan — which we will begin advertising later this month. Mimi’s Café also continues to drive positive same-store sales, and the segment’s overall operating margin, excluding gains on asset sales, improved a full percentage point from a year ago.”
     Davis continued, “The improvement in Bob Evans Restaurants’ same-store sales during the quarter reinforces our confidence in the fundamental vitality of the brand, which we expect to leverage more fully in the months and years ahead. With a more robust pipeline of innovative new menu items, more effective marketing programs and a sharper focus on operations excellence in our restaurants, we believe Bob Evans Restaurants are gradually getting back on track. Meanwhile, we remain enthusiastic about Mimi’s Café, which generates stronger sales and higher returns on investment, making it an attractive long-term growth vehicle.”
     As previously announced, the company has significantly reduced its investment in new Bob Evans Restaurants pending an improvement in projected returns. One new Bob Evans Restaurant opened in the second quarter, and plans continue to call for approximately 10 openings for the full fiscal year. At Mimi’s Café, one new restaurant was opened in the quarter, and 12 to 13 openings are now expected for the year.
     In the food products segment, sales for the quarter rose 10 percent and pounds sold from comparable products (principally sausage and refrigerated potatoes) increased 11 percent. Hog costs in the company’s sausage business averaged $41.00 per hundredweight in the second quarter, compared with $46.00 a year ago. However, the segment’s profitability was affected by increased promotional expenses, capacity-related challenges in the company’s plants and stock option and performance-incentive expenses. Overall, the segment’s operating income declined 22 percent in the quarter from a year ago.
     Davis said, “While we are pleased with the strong ongoing sales momentum in food products, we are taking a closer look at opportunities to improve the segment’s profitability, ranging from short-term tactics such as reducing sales incentives to longer-term investments to enhance productivity in our plants.”
     On Nov. 10, 2006, the Bob Evans Farms, Inc. board of directors declared a quarterly cash dividend of 14 cents ($0.14) per share on the company’s outstanding common stock. The dividend is payable Dec. 1, 2006, to stockholders of record at the close of business on Nov. 20, 2006.
     A reconciliation to GAAP measures of certain non-GAAP measures contained in this release is set forth below. The company is also making available in conjunction with this news release additional quarterly financial information as of and for the quarterly period ended Oct. 27, 2006. This additional quarterly information is furnished on the company’s Web site at www.bobevans.com; click on “Investors” and then “Company IR Profile.”
     Company executives will discuss the earnings results during a conference call Tuesday, Nov. 14, 2006, at 10 a.m. ET. To listen, call (888) 694-4676 (conference ID number 8080500) or log-in to the webcast at www.bobevans.com and then click on “investors.” The call will be available for replay for 48 hours, beginning one hour after the call on Tuesday, Nov. 14, 2006, by calling toll free (877) 519-4471, pin code 8080500. The webcast version will also be archived on the company’s Web site.
     Bob Evans Farms, Inc. owns and operates 589 full-service, family restaurants in 18 states primarily in the Midwest, mid-Atlantic and Southeast regions of the United States. In addition, the company operates 105 Mimi’s Café casual restaurants located in 18 states, primarily in California and other western states. Bob Evans Farms, Inc. is also a leading producer and distributor of pork sausage and a variety of complementary homestyle convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit the company’s Web site at www.bobevans.com.

Consolidated Financial Results (unaudited)
(Thousands, except per share data)

	Three Months Ended		Six Months Ended
	Oct. 27, 2006	Oct. 28, 2005	Oct. 27, 2006	Oct. 28, 2005
Net Sales
Restaurant Segment	$346,320	$332,254	$689,828	$673,286
Food Products Segment	66,412	60,109	126,277	114,717

Total	$412,732	$392,363	$816,105	$788,003

Operating Income
Restaurant Segment	$18,917	$18,185	$39,085	$30,497
Food Products Segment	3,428	4,403	5,246	6,092

Total	$22,345	$22,588	$44,331	$36,589

Net Interest Expense	$2,355	$3,068	$4,838	$6,037

Income Before Income Taxes	$19,990	$19,520	$39,493	$30,552

Provisions for Income Taxes	$6,496	$6,364	$12,913	$10,236

Net Income	$13,494	$13,156	$26,580	$20,316

Earnings Per Share
Basic	$0.37	$0.37	$0.73	$0.57
Diluted	$0.37	$0.37	$0.73	$0.57

Average Shares Outstanding
Basic	36,428	35,567	36,314	35,494
Diluted	36,729	35,779	36,595	35,712
Reconciliation of GAAP Measures to Non-GAAP Measures (Unaudited)

	Three Months Ended		Six Months Ended
	Oct. 27, 2006	Oct. 28, 2005	Oct. 27, 2006	Oct. 28, 2005
Operating income, GAAP	$22,345	$22,588	$44,331	$36,589
Special item — net gain on asset disposals	445	3,735	3,332	3,735

Operating income, non-GAAP	$21,900	$18,853	$40,999	$32,854

Net income, GAAP	$13,494	$13,156	$26,580	$20,316
Special item — net gain on asset disposals	301	2,517	2,238	2,517

Net income, non-GAAP	$13,193	$10,639	$24,342	$17,799

Basic earnings per share, GAAP	$0.37	$0.37	$0.73	$0.57
Basic earnings per share, non-GAAP	$0.36	$0.30	$0.67	$0.50

Diluted earnings per share, GAAP	$0.37	$0.37	$0.73	$0.57
Diluted earnings per share, non-GAAP	$0.36	$0.30	$0.67	$0.50

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Certain statements in this news release that are not historical facts are forward-looking statements. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including, without limitation:
•	the failure to achieve and maintain positive same-store sales;

•	a decline in general economic conditions;

•	competition in the restaurant and food products industries;

•	the company’s ability to expand its restaurant base;

•	consumer acceptance of changes in menu, food products, prices, atmosphere and service procedures;

•	the company’s ability to hire and retain a sufficient number of qualified employees;

•	market concentration;

•	adverse weather conditions;

•	government regulation;

•	allegations related to food-related illnesses and health concerns regarding certain food products;

•	margin sensitivity;

•	consumer acceptance of the company’s restaurant concepts and food products in new markets;

•	fluctuations in quarterly operating results;

•	the adequacy of insurance loss estimates and reserves; and

•	protection of our trademarks and other intellectual property rights.
These risks are discussed more fully under the heading “Risk Factors” in Item 1A of the company’s Annual Report on Form 10-K for the fiscal year ended April 28, 2006. It is impossible to predict or identify all such risk factors. Consequently, no one should consider any such list to be a complete set of all potential risks and uncertainties. There is also the risk that the company may incorrectly analyze these risks or that the strategies developed by the company to address them will be unsuccessful. Forward-looking statements speak only as of the date on which they are made, and the company undertakes no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the statement is made to reflect unanticipated events. Any further disclosures in the company’s filings with the Securities and Exchange Commission should also be consulted. All subsequent written and oral forward-looking statements attributable to the company or any person acting on behalf of the company are qualified by the cautionary statements in this section.